Exhibit 10.19

Amended and Restated Summary of Retention and Benefit Agreements between the Board of Directors and

Compensation Committee of CME Group Inc. (the “Company”) and Terrence A. Duffy

On October 16, 2006, the Board of Directors of the Company appointed Terrence A. Duffy, the Company’s Chairman at the time, to serve as the Executive Chairman. On November 1, 2006, the Compensation Committee approved and the Board of Directors ratified Mr. Duffy’s compensation for his service as the Executive Chairman. The Compensation Committee also approved and the Board of the Directors ratified Mr. Duffy’s retention payment that was previously approved by the Board of Directors on January 31, 2005, with the clarification that the payment amount would be based upon Mr. Duffy’s annual base salary (currently $950,000) in lieu of the annual cash stipend he formally received for serving as a non-executive chairman. As a result, Mr. Duffy will be entitled to a payment equal to his annual base salary (“Retention Payment”) if at the end of his term as Executive Chairman he is willing and able to serve another term as Executive Chairman and is not nominated for reelection to the Board and/or is not reelected to the position of Executive Chairman by the members of the Board, if he is eligible; provided, that in such event Mr. Duffy shall assist with the transition of responsibilities to a new chairman, provided further, that in no event shall the Executive Chairman be entitled to the Retention Payment if he has been removed or not reelected because of his breach of fiduciary duty to the shareholders or because of his willful failure to fulfill his duties and obligations as chairman, all as determined by a majority of the independent, non-industry directors of the Board.

On June 6, 2007, in recognition of the services that Mr. Duffy provides as the Executive Chairman of the Company, the Compensation Committee authorized management, subject to annual review by the Committee, to self-insure the supplemental life and long-term disability coverage amounts necessary to provide Mr. Duffy with the same level of life and long-term disability coverage generally provided to employees under the Company’s group life and long-term disability policies. The Committee also authorized the Company to gross up the self-insured supplemental life insurance amount to account for any taxes on such amount owed by Mr. Duffy’s beneficiaries. Pursuant to this agreement, Mr. Duffy would be entitled to disability insurance benefits based on two-thirds of base pay and life insurance benefits based on three times base pay.

In December 2008, the Compensation Committee approved an amendment to the resolutions authorizing Mr. Duffy’s Retention Payment to conform to the requirements of Internal Revenue Code Section 409(a) to provide that the the Retention Payment would be paid no later than 30 days after the event triggering the payment.